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                                                                    EXHIBIT 10.1


                                  TERM SHEET
                  AGREEMENT FOR TRANSITION OF FIELD SERVICES,
                  INTERIM PAYMENT OF ADMINISTRATIVE EXPENSES,
                           AND RESERVATION OF RIGHTS


1.  Transition.
    ----------

    A. SpectraVision, Inc. and its subsidiaries ("SVN") will transition, and relieve Electronic Data Systems Corporation and its subsidiaries (collectively "EDS") from all future liability and responsibility for, Field Services, including the Technical Assistance Center (TAC"), the Customer Assistance Center ("CAC"), and On-Site Services ("OSS") (collectively, "FS") and Facilities Management Services ("FMS"), on the date that is sixty-six days after entry of an order of the Bankruptcy Court approving this agreement or such other date as the parties may mutually agree (the "Transition Date"). Following Bankruptcy Court approval, EDS shall give notice of its intention to terminate EDS' subcontract with Granada Computer Services (UK) Limited ("Granada"). EDS will not object to a transition of CAC prior to the Transition Date after Bankruptcy Court approval.

    B. EDS and SVN will reasonably cooperate in the transition of FS and FMS (including formulation of a joint transition plan), interviews of EDS employees assigned to FS and FMS and accounting for SVN's CDVRO, DBVOD and PCFM spare parts in EDS' possession (including the three uninstalled DGC servers). EDS will reasonably cooperate with, and reasonably assist, SVN in seeking Granada's cooperation in the transition of that portion of FS performed by Granada to SVN, interviews of Granada employees assigned to FS, and Granada's accounting for, and delivery of, SVN's spare parts in Granada's possession. Upon transition of FMS, the Base Services Charge will be reduced by $90,000 per month, prorated for any partial months.

     C. Upon SVN's written request to EDS received not less than ten days prior to the Transition Date, EDS will "lease" the full-time EDS employees then assigned to FS and FMS. With respect to each "leased" employee, the term of each such "lease" shall commence on the Transition Date and shall end on the earlier of (i) 90 days after the Transition Date, (ii) termination or resignation of such "leased" employee from EDS, (iii) disability of such "leased" employee,
(iv) transfer or reassignment of such "leased" employee (following at least 30 days prior written notice to SVN), or (v) SVN's determination to discontinue its use of such "leased" employee (following at least 30 days prior written notice to EDS). EDS' SVN account management will not initiate efforts to transfer or reassign any "leased" employee during the term of any such "lease".

     The charges for each "leased" employee shall be:

CAC $5,000 per month, prorated for any partial months, or as otherwise mutually agreed.
TAC $6,300 per month, prorated for any partial months, or as otherwise mutually agreed.

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FMS $11,500 per month, prorated for any partial months, or as otherwise mutually agreed.
FS  $81 per hour (M-F 8:00 a.m. - 5:00 p.m.)
    $122 per hour (M-F 5:01 p.m. - midnight; Sat 8:00 a.m. - midnight)
    $162 per hour (M-Sat Midnight - 7:59 a.m.; Sunday & Holidays)
    $162 per hour (Expedite Fee)

    The charge for each FS "leased" employee shall include continued use of any vehicle currently assigned to such "leased" employee or a comparable substitute. FS charges shall be based on: one hour minimum; 1/4 hour increments thereafter; portal to portal billing. EDS shall have no obligation to replace said "leased" employees.

    D. On the Transition Date (or with respect to FMS, on such earlier date as FMS is transitioned) EDS shall be relieved from, and SVN shall hold EDS harmless from, financial responsibility for (and SVN shall no longer be entitled to any credits for) all costs associated with FS and FMS, which were assumed by EDS from SVN. To the extent any agreements or leases associated with FS and FMS, were assigned to EDS, EDS will assign without recourse or warranty same back to SVN.

    E. SVN shall promptly pay, and conditioned upon payment of, the post-petition invoice for DGC training in November, 1995, in the approximate amount of $6,500, for a period of ninety (90) days after the Transition Date, EDS will continue to provide DGC training to employees of SVN in the same scope as provided by EDS to SVN prior to the Transition Date at the rate of $2,000 per session. Training will be in the Dallas area or at such other locations as mutually agreed.

2.  Financial Assistance for Transition.
    -----------------------------------

    A. EDS will defer payment of $900,000 per month for monthly FS charges set forth in Section 4(E) below and PPO charges set forth in Section 4(F) below for a period of two months beginning with the invoices that first become payable after the Effective Date (as defined in Section 10 below), and such deferred FS charges shall be an allowed administrative claim in the amount of $1.8 million. SVN will pay the deferred amount in 12 equal consecutive monthly installments, with the first installment being paid on the earlier of August 1, 1996 or 60 days after the effective date of its plan of reorganization (the "Plan Effective Date"). EDS will not accelerate the timing of the delivery of the FS invoices.

    B. EDS and SVN will enter into a two-year post-petition capital lease with bargain purchase option for the CAC, TAC and FMS equipment now located at SVN's facilities in Richardson, Texas at 12% debt rate and on standard commercial terms based on EDS' then current book value; provided, however, SVN may terminate the CAC, TAC and FMS equipment lease at any time after the end of the first year of the lease upon 60 days written notice. If SVN elects to use the Expert Advisor Software, SVN will pay any required license or transfer fees for its use of the Expert Advisor Software.

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3.  Transponder, DGC Encoding and DGC Content Services or "Refresh".
    ---------------------------------------------------------------

    A. If, and only for so long as SVN remains in compliance with the terms of this agreement and its post-petition obligations arising under the Phase 1, Phase 2 and PCFM Agreements, as amended (the "EDS Contracts"), EDS will provide the additional transponder power on a month-to-month basis for $99,000 per month in addition to the existing $208,000 per month charge for the initial power. The total amount of $307,000 per month is payable in advance.

    B. If, and only for so long as SVN remains in compliance with the terms of this agreement and its post-petition obligations arising under the EDS Contracts, EDS will provide (i) NTSC encoding of SVN's DBVOD content on a month to month basis for $35 per finished minute, and (ii) delivery of DBVOD content services or "refresh" of DBVOD, in each case, in the same manner and scope as EDS is currently providing. Nothing herein is intended to prohibit EDS and SVN from entering into an agreement pursuant to which, conditioned upon SVN's agreement to purchase certain minimum amounts of encoding minutes, EDS will provide PAL encoding.

4.  Continuing Post-Petition Payments. In addition to the amounts described in
    ---------------------------------
Sections 1(C), 1(E), Sections 2 and 3, above, and Section 5, below, SVN will timely pay EDS (or with respect to the PCFM, TPC) all invoices for charges under the EDS Contracts that, since December 1, 1995, have or will come due. The approximate monthly charges are listed below, and the exact charges will be determined in accordance with the applicable EDS Contract:

    A.  Phase 1 Lease                                                $203,348.45
    B.  Phase 2 Lease                                                $298,342.03
    C.  PCFM Lease                                                   $139,473.78
    D.  Base Service Charge - Network Services (less                 $526,320.85
        $90,000 monthly reduction upon transition of
        FMS
    E.  Field Services
        (i)      Base Service Charge                                    $675,942
                                                        (reduced to $654,142 for
                                                        services performed after
                                                                January 1, 1996)
        (ii)     Incremental Charge (service for old                    $101,884
                 technology; e.g. VCP's)(Items (i) and (ii)
                 above are calculated on a per site formula
                 in Phase 1, Addendum 3, Schedule 9.1)
        (iii)    TAC (Additional Service/Staffing)                       $55,555
                                                         (reduced to $44,444 for
                                                        services performed after
                                                                 January 1, 1996
        (iv)     Canada TAC (Per Site Calculation)                        $9,128
        (v)      Out-of-scope, T&M and freight                     Est. $100,000

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    F.  PPO Charges (December through Transition Date)      $55,600.00 (approx.)
        (Per Site Calculation)                                       (reduced to
                                                                   approximately
                                                            $45,600 for services
                                                                 performed after
                                                                January 1, 1996)

    G.  License Fee (Per Server Calculation)                          $15,383.24
    H.  T & M/out-of-scope charges                           EDS' standard T & M
                                                              rates or as quoted
    I.  Spare Parts                                      EDS' standard prices or
                                                                       as quoted
    J.  Other post-petition services/products requested      EDS' standard T & M
                                                              rates or as quoted

These charges will be timely paid in full, without offset, as allowed administrative expenses, subject only to bona fide disputes as to accuracy of billing and minus (i) the deferrals described in Section 2(A) above, and (ii) the credit(s) described in Section 1(B) above and this Section 4. SVN will not apply any disputed credits against these amounts unless agreed to by SVN and EDS or TPC.

5.  Past-Due Post-Petition Balances.
    -------------------------------

    A. The past-due post-petition balance of $1,117,929.15 for the services described on Exhibit A will be an allowed administrative expense claim in said amount, and will be paid, without offset, in 12 equal consecutive monthly payments beginning June 1, 1996.

    B. The past due post-petition balances for the services and in the amounts described on EXhibit B hereto have been compromised and settled, and will be an allowed administrative claim in the reduced amount of $500,000. SVN will pay this allowed administrative expense claim of $500,000, without offset, in 12 equal consecutive monthly installments, with the first installment being paid on the earlier of August 1, 1996 or 60 days after the Plan Effective Date.

6.  Allowed Administrative Claims.  All unpaid obligations arising under this
    -----------------------------
agreement, including without limitation, lease obligations and deferrals, shall be allowed administrative expense claims under 11 U.S.C.(S) 503, shall not be subject to any superpriority administrative claims other than those of Foothill, and shall be a first priority administrative expense claim in the event SVN's Chapter 11 case is converted to a case under Chapter 7.

7.  Pending Motions.  So long as SVN is in compliance with this agreement, EDS
    ---------------
and TPC will continue the hearing date(s) for their motions for allowance and payment of administrative expenses and to set a deadline for assumption or rejection of the EDS Contracts. Without waiving any of its rights under the EDS Contracts, EDS agrees to withdraw its objection to SVN's pending motion for authority to enter into the proposed agreement with Tilt-Rac.

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8.  Reservation of Rights.
    ---------------------

    A.  This agreement is neither an assumption nor rejection of the EDS
Contracts.

    B. Except as expressly set forth herein, all parties reserve their respective rights and obligation under the EDS Contracts. By entering into this agreement, neither party is admitting liability to the other. Without limiting the foregoing, the transition of FS and FMS is not (i) an admission of, and shall not be received in evidence as proof of, failure by EDS (or its subcontractors) to perform under the EDS Contracts, or (ii) a modification of the EDS Contracts. EDS retains the right to assert all claims arising out of FS and FMS, including those arising after the Transition Date and those arising as a result of any rejection of any of the EDS Contracts; and SVN retains the right to assert all claims arising out of FS and FMS up to, but not after, the Transition Date; and subject to the provisions of the applicable EDS Contract, all parties retain any defenses, rights or remedies that may be available to them.

    C. Without waiving any of its rights under the EDS Contracts, EDS will reasonably cooperate with SVN in its efforts to obtain replacements parts, technical information, and engineering services from third parties; provided, however, that nothing in this Section 8(C) shall be construed to permit SVN to purchase computers from any third party. Nothing in this Section 8(C) shall be construed to limit or diminish in any way the license rights granted SVN under Sections 11.4 or 11.5 of the Phase 1 Agreement or Section 4.2 of the Phase 2 Agreement with respect to computers purchased by SVN from EDS or with respect to software used thereon, nor shall any license granted by EDS to any software pursuant to the EDS Contracts extend to the use of any such software on computers purchased from any party other than EDS. As used in this Section 8(C), the term "computer" does not include spare or replacement parts. Except as expressly set forth herein, the warranties on equipment and software, if any, will remain as provided for in the EDS Contracts.

    D. To the extent that SVN's provision of FS or FMS, or the use of equipment or systems not entirely supplied by EDS or TPC adversely affects EDS' or TPC's ability to provide any service or meet any performance standard under the EDS Contracts or to otherwise perform their obligations under the EDS Contracts, EDS and TPC will be relieved of such obligations, and SVN will, nonetheless, pay EDS or TPC for all services performed or products provided by EDS or TPC. To the extent that EDS' performance of any of its remaining obligations under the EDS Contracts is prevented, hindered or delayed by the nonperformance or failure to reasonably cooperate with EDS, by SVN, or any third party on behalf of SVN, EDS will be excused from the performance of those obligations and from any performance standards and performance penalties related to those excused obligations.

    E. Notwithstanding Section 8(B) above, without waiving any of its other rights under, or arising from any rejection or alleged breach of, any of the EDS Contracts, EDS waives any right to seek specific performance of its right to provide FS or FMS after the Transition Date.

    F. With respect to any material and substantial failure by EDS, after the Effective Date (as defined in Section 10 below), to deliver any remaining services or products under the

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EDS Contracts in the same manner and scope as currently provided to SVN, SVN reserves the right to seek an order of the Bankruptcy Court relieving SVN from its prospective obligations under Section 4 above and the allowance of prospective administrative expense claims under Section 6 above; and, in such event, (i) SVN, EDS and TPC shall have such rights, remedies and defenses that may be otherwise available to them, and (ii) the obligations of EDS arising under Sections 1(B), 1(C), 1(E), 2(A), 2(B), 3(A), 3(B), and 7 shall expire.

9.  Term. Unless otherwise mutually agreed, the obligations of EDS and SVN
    ----
arising under Sections 1(C), 1(E), 2(A), 3, 4 and 7 hereof shall expire on the earlier of: (i) August 31, 1996, (ii) rejection of any or all of the EDS Contracts, (iii) conversion of either or both of the SpectraVision or Spectradyne Chapter 11 cases to Chapter 7 cases, or (iv) the Effective Date.

10.  Bankruptcy Court Approval. This agreement shall be effective and is
     -------------------------
conditioned upon Bankruptcy Court approval and the entry of an Order on or before March 1, 1996 (such date, the "Effective Date") agreeable to EDS and SVN under 11 U.S.C. (SS)363 and 364 and Bankruptcy Rule 9019 (a) authorizing the transactions and payments, (b) granting authority for debtors to obtain post-petition credit and leases, (c) granting EDS and TPC allowed administrative expense claims for any post-petition unpaid obligations, (d) prohibiting superpriority administrative expense claims except for Foothill, liens of equal or senior priority, or 11 U.S.C. (S) 506(c) surcharges or liens, (e) approving the release as to future liability after the Transition Date as to FS and FMS,
(f) granting EDS the protections under 11 U.S.C. (S) 364(e), and (g) providing that EDS' and TPC's rights and priorities may not be modified or abridged by any plan of reorganization unless EDS and TPC shall have consented.

11.  Miscellaneous. The parties to this Term Sheet contemplate entering into a
     -------------
definitive settlement agreement and amendments to the EDS Contracts. Unless defined in this Term Sheet, all initial capitalized terms shall have the meanings ascribed in the EDS Contracts. The automatic stay shall be modified to allow EDS or TPC to file such financing statements as EDS shall determine are necessary or appropriate, and to otherwise effect the transactions provided for herein.

SPECTRAVISION, INC.                      ELECTRONIC DATA SYSTEMS CORPORATION
SPECTRADYNE, INC.                        EDS TECHNICAL PRODUCTS CORPORATION


By: /s/  Richard M. Gozia                By: /s/  Gregory A. Granello
   ---------------------------------        ---------------------------------
         Richard M. Gozia                         Gregory A. Granello
         Chief Financial Officer                  EDS Division Vice President

Date: January 17, 1996                   Date: January 17, 1996

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